                                                                    EXHIBIT 3(j)

                                MINERAL AGREEMENT

                                   GOBI REGION
                             (Amended and Restated)


         This Agreement is entered into on the 15th day of January 1994, among Energy Fuels Exploration Company (herein called "Energy Fuels"), a Colorado, U.S.A. Corporation, the Ministry of Geology and Mineral Resources of Mongolia (herein called the "Ministry") and the state-owned Russian geological concern Geologorazvedka (herein called "Geologorazvedka").

         Energy Fuels, Geologorazvedka and the Ministry (herein jointly called the "Parties") desire to establish a joint business venture to conduct prospecting and exploration for uranium and associated minerals (herein collectively called "uranium") in the Gobi region of Mongolia, to develop any significant uranium discoveries, and, if economically feasible, to produce uranium therefrom for the benefit of the Parties. This Agreement sets out the terms and conditions appropriate to the conduct of this venture by the Parties.

1.   Interests. The Parties' interests in the venture shall be:

                           Energy Fuels              70%
                           The Ministry              15%
                           Geologorazvedka           15%

2. Conduct of Venture Business. The Parties shall conduct the business of the venture as a Company with limited liability under the laws of Mongolia (a Buren Bous Hariutslagatai Kompany of "BBHK"). The Parties shall appoint a management committee to oversee the conduct of business. Each Party shall appoint two members to the management committee, one of whom shall be the voting member and the other shall be an alternate. Each Party shall be allowed one vote for each share owned by such Party. All matters brought before the management committee shall be decided by majority vote of the members.

         The Parties agree to appoint Energy Fuels as the General Director. Energy Fuels shall not be subject to removal as General Director and shall serve as manager until it resigns or this Agreement is terminated. Energy Fuels shall be deemed to have resigned as General Director if it fails to perform its expenditure obligations under paragraph 4 below. The General Director shall have the right to carry out its responsibilities through agents, affiliates or independent contractors. The venture shall conduct its business in accordance with the laws of Mongolia, including applicable environmental laws. The Founding Agreement and Charter for the BBHK are attached hereto as Appendix B.

3. Exploration Areas and Mineral Title. The exploration areas subject to this Agreement are known to the Parties as the Choir, Gurvan-Saihan, Hairhan, Undurshilin and Ulziit depressions in the Gobi Region. These exploration areas are outlined on the map attached as "Appendix A." The first project of the venture shall be the Harat property located in the Choir depression.

         The Parties acknowledge that some or all of the exploration areas have not yet been surveyed and that the exploration areas are described with reference to Appendix A. The Parties agree that the description of the areas covered by this Agreement may be changed from time to time as necessary to reflect surveys or other more exact descriptions of the area in the future, and that any such change shall always be consistent with the intent of the parties as expressed in this Agreement and Appendix A, and Appendix A shall be revised and amended as necessary.

         This Agreement shall serve as a grant by the Ministry to the venture, of exclusive mineral title and an exclusive license and permit necessary to conduct exploration activities in the exploration area for the duration contemplated by this Agreement. After enactment of the Mineral Law of Mongolia and applicable regulations (herein called the "mineral law"), the Ministry shall grant to the venture, all necessary exclusive mineral titles and exclusive exploration licenses and permits necessary or required by law. All such mineral titles and exploration licenses and permits shall contain terms and conditions consistent with this Agreement and shall not impose fees, work and expenditure requirements, royalties or taxes in excess of those set out in this Agreement.

         The venture, shall have the exclusive right to explore for all uranium within the exploration area and to drill, trench, pit, make excavations, build roads, build air strips, build power lines, erect camps, construct temporary buildings, install machinery and conduct pilot plant operations. The Ministry acknowledges that it will be necessary to produce uranium through a pilot plant as part of the exploration program before a feasibility study may be produced. The Parties acknowledge that it is not necessary to obtain a mining license, mining title or other production licenses for products recovered during pilot plant or technological testing of ore processing technologies

         No area subject to a license or mineral title issued pursuant to this Agreement may later be designated by the Ministry or the Government of Mongolia as closed, restricted or opened to competitive bidding as long as this Agreement is in effect, unless such area has been returned to the government.

         After the initial four year exploration period, the venture may, as part of its annual budgeting process, identify certain lands and areas of land which no longer hold interest for the venture because of unsuccessful exploration or otherwise. The venture will agree to release its rights under this Agreement to such lands from time to time, if any. Additionally, the venture and the Government of Mongolia will negotiate in good faith to establish, after the initial four (4) year exploration period, a reasonable procedure and schedule for restitution of property covered by this Agreement, provided that such restitution procedure may not require the venture to give up its rights to known minerals. 4. Funding Venture Obligations. Energy Fuels will fund one hundred percent (100%) of the initial exploration operations of the venture as follows:

                           1994                      US$    500,000
                           1995                      US$  1,000,000
                           1996                      US$  1,000,000
                           1997                      US$  1,500,000
                                                     --------------
                                    TOTAL:           US$  4,000,000

         No Party may recover or be repaid money spent on exploration except from its share of production and profits from the venture.

         Any amount expended by Energy Fuels in excess of the sum required for a given year shall be carried over to succeeding years and applied to the expenditures then required. For purposes of determining the amount expended by Energy Fuels, the following shall be included: all cash, expenses, obligations and liabilities reasonably spent or incurred in connection with venture activities including geophysical, geochemical, geological surveys, drilling, assaying and metallurgical testing, acquiring and transporting equipment and facilities; fees, wages, salaries and expenses of venture personnel; food, lodging and other reasonable expenses of personnel conducting venture activities; all costs and expenses related to pilot plants and the preparation of feasibility studies; and a charge equal to 10% of all of the above to cover unallocated overhead costs.

         Upon completion by Energy Fuels of its funding obligations set forth above, the Parties shall fund all venture obligations in proportion to their interest in the venture. The manager of the venture shall prepare and submit annual programs and budgets to the management committee for approval. Any Party failing to meet its funding requirements for an approved budget shall be suspended from participating in the business or management of the venture, and shall relinquish its rights to production or profit, until such time as the Party providing funding on behalf of any non-funding Party has recovered from net profits of the venture 150% of its contribution on behalf of the non-funding Party. At such time, the non-funding Party will again become a full participating Party in the venture.

         Energy Fuels' funding obligation for any particular area shall also cease upon completion by Energy Fuels of a feasibility study for such area (herein called a "Feasibility Area"). Upon completion of a feasibility study by Energy Fuels, the Parties shall fund all venture obligations respecting a Feasibility Area in proportion to their interest in the venture, notwithstanding that Energy Fuels may not have completed all of its funding obligations for exploration outside a Feasibility Area. Any Party failing to meet its funding obligations respecting a Feasibility Area shall be suspended from participation in the Feasibility Area until the funding Party has recovered 150% of its funding in the same manner as set forth above.

5. Data and Mineral Rights. The Ministry and Geologorazvedka shall each contribute to the venture all data, records, reports, drill hole logs, calculations, maps, charts, documents and other information it may have now or in the future respecting the area covered b this Agreement. Geologorazvedka shall also contribute to the venture for the duration of this Agreement any rights it may have to uranium or to conduct exploration or mining activities now or in the future respecting the area covered by this Agreement.

6. Right to Include Additional Areas. The Ministry and Geologorazvedka hereby grant Energy Fuels for 1 and 1/2 years from the date of this Agreement, the exclusive right to investigate data from and conduct expert evaluation and prospecting upon the following areas:

         East-Gobi
         Zun-Bayan
         Oshinur (Ongiingol)

These areas are more particularly described in the map attached hereto as "Appendix A."

         Energy Fuels may at any time prior to the expiration of 1 and 1/2 years designate any of such areas to be included in the venture established by this Agreement and become Properties as the term is used in the Founding Agreement. This Agreement shall serve as an exclusive exploration license and mineral title for such areas until enactment of the mineral law and regulations, after which the Ministry shall issue to Energy Fuels exploration licenses for such areas consistent with this Agreement.

7. Taxes. Neither the venture nor any Party to this Agreement shall pay taxes to the State or any local government body on profits or production of uranium from a mining operation until five (5) years after the beginning of commercial production on each such mining operation. After such five (5) year period, for the next five (5) years taxes shall be imposed on each mining operation at a rate equal to 50% of the tax rate otherwise applicable absent this Agreement. After ten (10) years the venture will pay normally applicable taxes, provided that in no event shall the applicable tax rate exceed 40% of the net profits realized by the venture. If the law changes to allow tax rates more favorable to the Parties or the venture than those set forth herein, the more favorable tax rates will apply to the venture.

8. Assignment. Unless otherwise agreed in writing, no Party may assign its interest hereunder to a third party without the prior written consent of the Parties, except that the Ministry may assign its interest to another Mongolian ministry, government agency, instrumentality or state owned company, and Energy Fuels and Geologorazvedka may assign their interest to an affiliate without prior written consent of the Parties. For purposes of this Agreement, "affiliate" means any person, firm or corporation directly or indirectly controlling or controlled by or under control of a Party and for the purposes of this definition "control" (including,

     "controlling," "controlled by" and "under control of") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, firm or corporation, whether through the ownership of voting securities or by contract or otherwise.

         No assignment otherwise allowed hereunder shall be valid unless the party to which the interest is being assigned agrees to respect and fulfill the obligations of this Agreement and all exploration and mining licenses and mineral titles. The execution of this Agreement by the Ministry constitutes its prior approval to any assignment allowed hereunder and no further approval of the Ministry or the government shall be required respecting such assignment and no such assignment may be voided by law for failure to receive any additional prior approval.

9. Subsequent Agreements. It is the intent of the Parties to prepare and execute the Founding Agreement and Charter encompassing the terms and conditions stated herein, subsequent to the execution of this Agreement. This Agreement shall be binding on the Parties and shall govern their conduct and in the event of a conflict between the provisions of the Founding Agreement and Charter, this Agreement shall control.

         The Parties intend to finance all or a portion of their obligations hereunder by loans, contributions or participation by international financing agencies, and the Parties hereby agree to amend, restructure or change the terms of this Agreement, the Founding Agreement and Charter as may be reasonably necessary to obtain such financing.

10. Import, Marketing and Export. The Ministry and the Government of Mongolia shall issue to the venture all exploration licenses and mineral titles created by this Agreement, and all exploration and mining licenses and mineral titles issued pursuant to this Agreement and after enactment of the mineral law, shall grant the venture and the General Director all rights and permits necessary to store, transport, market, process and export uranium, and import and export all necessary equipment and materials without the need for additional or subsequent authorization, licenses or permits, or duties, taxes or levies. All such activities shall be conducted consistent with Mongolian law.

11. Waiver of Equity Rights and Royalty. The Ministry, on behalf of the government of Mongolia, acknowledges that its equity interest in this venture (15%) is its entire interest in the mineral titles covered by this venture and is in lieu of any other equity or royalty interest to which the government of Mongolia may otherwise be entitled, except the four percent (4%) royalty which the venture agrees to pay to Mongolia (herein called the "Royalty"). Therefore, in return for the 15% interest granted herein and the Royalty, the Ministry, on behalf of the government of Mongolia, waives any rights it may have now or under future law to take a greater equity interest than that granted by this Agreement or to impose a greater royalty on production from the mineral titles granted under this Agreement.

12. Confidentiality. All Parties shall have access to and copies of all data and information produced by the venture activities. The Parties agree that they will keep confidential all information obtained in connection with the performance of this Agreement and such information shall not be disclosed to any outside party or to the public without the prior written consent of the other Parties. All submissions by the venture or any Party to the Ministry necessary to obtain licenses or mineral titles, including any feasibility studies and environmental impact statements, shall be kept confidential and shall not be made public or become part of the public record. Furthermore, the form and substance of disclosure of the existence and terms of this Agreement shall be reviewed and approved by all Parties prior to disclosure.

13. Arbitration and Resolution of Disputes. This Agreement will be governed by and construed in accordance with Mongolian laws; provided, that if any dispute between the parties is submitted to arbitration and the arbitrators determine that there exists no provision of any Mongolian law applicable to the issue under dispute, such issue shall be governed by and construed in accordance with Australian law, without regard to conflicts of law principles.

         If Mongolia shall hereafter adopt any law, decree, regulation or policy more favorable than the laws, decrees, regulations or policies previously applicable to the venture, then the venture shall be entitled to apply to the appropriate Mongolian agency to receive the benefit of such law, decree, regulation or policy and to take such actions as are necessary to qualify for such benefit.

         Disputes between the Parties arising out of, or in connection with, any provision of this Agreement or the interpretation thereof shall be settled in the first instance by good faith negotiation. If amicable settlement cannot be reached within ninety (90) days of notice by the Party claiming the existence of a dispute, the matter under dispute will be referred to binding arbitration in accordance with UNCITRAL arbitration rules, before a board of Arbitration consisting of three arbitrators, one selected by each Party. The arbitration will be conducted in the English language and take place under the auspices of the Australian Chamber of Commerce in Sydney, Australia. The Board of Arbitration will decide by majority vote on points of substance, law and otherwise. All decisions of the Board of Arbitration shall be final and binding on the Parties and may be entered against them in a court of competent jurisdiction. The Board of Arbitration will determine the costs of arbitration in its award and such costs shall be borne by the Parties as determined by the Board of Arbitration.

14. Term, Termination and Withdrawal. This Agreement and the exploration and mineral rights granted hereunder will be effective for fifteen (15) years from the date of signing, and for so long thereafter as the venture is conducting exploration, development or production activities on any specific property. The venture's rights under this agreement may not terminate at the end of fifteen (15) years for any area of land in which the venture is conducting active exploration, development or production activities. Properties on which the venture is conducting exploration activities after fifteen (15) years must be put into development for the purpose of production within two (2) years after cessation of exploration activities, or the agreement will terminate as to any such exploration property.

         The agreement will continue in effect after fifteen (15) years as to any property in development or production so long as development or production activities continue. If the venture ceases or suspends production on any property at any time due to economic, political or other reasons, with intent to start production again in the future when conditions warrant, the agreement will not terminate as to such property. Once a property is in production, the venture's rights under the agreement may terminate only when the venture ceases production with the intent to abandon the property and conduct no further production thereon.

         If Energy Fuels fails to perform its funding obligations and exploration activities as specified in paragraph 4 above, then the other Parties may give written notice to Energy Fuels of its failure and if Energy Fuels does not dispute such failure or take steps to correct it within thirty (30) days of receipt of such notice, this Agreement shall terminate. Any Party may withdraw from this Agreement and the venture by giving sixty (60) days written notice to the other Parties. Upon such withdrawal, the interest of the withdrawing Party shall be deemed assigned to the other Parties in proportion to their interest in the venture. No withdrawal will relieve a Party of its funding or expenditure obligations necessary to comply with environmental or reclamation laws. No withdrawal by the Ministry will affect any mineral title or exploration or mining license or permit issued under this Agreement. Any party may at any management committee meeting suggest the termination of the venture, which the Parties will consider.

15. Force Majeure. Any obligation of a party under this Agreement shall be suspended to the extent that the performance thereof is hindered or prevented, in whole or in part, by fire, flood, earthquake, volcanic eruption or other natural disaster, strikes, labor disputes, war, riot, insurrection, direct act of any government or subdivision thereof, or any weather conditions which either render it impossible to conduct operations or which increase the risk of injury to person or property beyond the risk normally present in a remote environment in Mongolia. In the event of the existence of a condition of force majeure, a Party's time to perform duties or obligations hindered or prevented thereby shall be extended for a period of time equal to the period of time during which the condition of force majeure exists, but in no event shall performance of this Agreement be suspended for more than thirty-six (36) months as a result of force majeure. Any party shall give the other parties prompt notice of the existence of any condition of force majeure, and to fulfill any obligation which is hindered but not totally prevented thereby.

16. Government Approval. This Agreement is contingent on approval by the Government of Mongolia, which approval shall be indicated by the authorized signature in the space provided at the bottom of this Agreement.

         This Agreement shall be in the English, Russian and Mongolian languages, and, in the event of a conflict among any of the versions, the English version shall control.

                                       ENERGY FUELS EXPLORATION
                                       COMPANY, a Colorado,
                                       U.S.A. corporation



                                       By:
                                          ------------------------------
                                          Wallace M. Mays
                                          President



                                       MINISTRY OF GEOLOGY AND
                                       MINERAL RESOURCES OF MONGOLIA



                                       By:
                                           ------------------------------
                                           G. Jamsrandorj
                                           General Director of the
                                           Department of Geology



                                       GEOLOGORAZVEDKA,
                                       A state owned Russian geological concern



                                       By:
                                          ------------------------------
                                          S.S. Naumov
                                          Chairman



     APPROVED this ____ day of _______________, 1994, by the Minister of Geology and Mineral Resources on behalf of the Government of Mongolia, D. Tsogbaatar

--------------------------------------------------------------------------------